SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MERCER FUNDS (formerly known as MGI Funds)
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MERCER FUNDS

(formerly known as, MGI Funds)

Mercer US Large Cap Value Equity Fund

(formerly known as, MGI US Large Cap Value Equity Fund)

99 High Street

Boston, Massachusetts 02110

January 18, 2012

Dear Shareholder:

We are pleased to notify you of changes involving the Mercer US Large Cap Value Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”).

The Board of Trustees of the Trust (the “Board”) has approved the hiring of Brandywine Global Investment Management, LLC, (“Brandywine”) to serve as a subadvisor to the Fund and, in conjunction with this, the Board has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor, on behalf of the Fund, and Brandywine (the “Brandywine Subadvisory Agreement”). As was previously communicated to you via a supplement to the Trust’s prospectus, dated October 21, 2011, Brandywine began managing its allocated portion of the Fund’s investment portfolio on that date.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Brandywine and the Brandywine Subadvisory Agreement, as well as a discussion of the factors that the Board considered in approving the Brandywine Subadvisory Agreement.

Sincerely,

Richard L. Nuzum, CFA Trustee, President, and Chief Executive Officer Mercer Funds

MERCER FUNDS

(formerly known as, MGI Funds)

Mercer US Large Cap Value Equity Fund

(formerly known as, MGI US Large Cap Value Equity Fund)

99 High Street

Boston, Massachusetts 02110

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer US Large Cap Value Equity Fund (the “Fund”) about the hiring of a new subadvisor to the Fund, Brandywine Global Investment Management, LLC (“Brandywine”). In connection with the hiring of Brandywine, the Board approved a new subadvisory agreement between Mercer Investment Management, Inc., and the Fund’s investment advisor (“MIM” or the Advisor”), on behalf of the Fund, and Brandywine (the “Brandywine Subadvisory Agreement”). Brandywine began managing its allocated portion of the Fund’s investment portfolio on October 21, 2011.

The hiring of Brandywine was approved by the Board upon the recommendation of MIM, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about January 18, 2012 to shareholders of record of the Fund as of November 30, 2011.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

MIM is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits MIM to hire, terminate, or replace subadvisors to the series that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on September 22-23, 2011 (the “Meeting”), (i) appointed Brandywine to serve as a subadvisor to the Fund, and (ii) approved the Brandywine Subadvisory Agreement.

The decision to approve Brandywine was based upon certain factors, including (i) the Advisor’s views regarding Brandywine’s record as an effective manager of portfolios of large cap value equity securities, and the Advisor’s high degree of conviction in Brandywine’s portfolio management team; and (ii) the Advisor’s opinion that Brandywine would effectively complement the Fund’s other subadvisors, Robeco Investment Management, Inc. (“Robeco”), O’Shaughnessy Asset Management, LLC (“O’Shaughnessy”) and Numeric Investors LLC (“Numeric”). Please see “Board of Trustees’ Considerations” below.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Brandywine and the Brandywine Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, Inc., an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii)

evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.53% of assets up to $750 million and 0.51% of assets in excess of $750 million of the Fund’s average daily net assets. The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $1,607,453 from the Fund for the fiscal year ended March 31, 2011.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as President and Global Business Leader of Mercer’s Investment Management Business; Thomas Murphy serves as Vice President and Chief Investment Officer of the Trust and as President of the Advisor; Richard S. Joseph serves as Vice President, Treasurer, and Principal Accounting Officer of the Trust and as Chief Operating Officer of the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust and as Chief Counsel of the Advisor and of Mercer; Christopher A. Ray, Manny Weiss, and Wil Berglund each serve as Vice President of the Trust and as Vice President and as Portfolio Manager of the Advisor; and Mark Gilbert serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110. Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.

BRANDYWINE GLOBAL INVESTMENT MANAGEMENT, LLC

Brandywine is located at 2929 Arch Street, Suite 800, Philadelphia, Pennsylvania 19104. Brandywine is registered as an investment adviser with the SEC under the Advisers Act, and is a wholly owned subsidiary of Legg Mason, Inc. The Brandywine Subadvisory Agreement is dated October 21, 2011.

Brandywine was approved by the Board to serve as a subadvisor to the Fund at the Meeting. Brandywine is not affiliated with the Advisor, and Brandywine discharges its responsibilities subject to the oversight and supervision of the Advisor. Brandywine is compensated out of the fees that the Advisor receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the appointment of Brandywine as a subadvisor to the Fund, or the implementation of the Brandywine Subadvisory Agreement. The fees paid by the Advisor to Brandywine depend upon the fee rates negotiated by the Advisor and on the percentage of the Fund’s assets allocated to Brandywine by MIM. In accordance with procedures adopted by the Board, Brandywine may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

Brandywine serves as investment advisor or subadvisor for the registered investment company listed below, which has an investment objective similar to the Fund’s investment objective:

Name	Assets as of November 30, 2011 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)
American Beacon Large Cap Value Fund	$7,807	0.24%

The names and principal occupations of the principal executive officers of Brandywine are listed below. The address of each principal executive officer, as it relates to the person’s positions with Brandywine, is 2929 Arch Street, Philadelphia, Pennsylvania 19104.

Name	Principal Occupation

Mark Glassman	Chief Administrative Officer

David Hoffman	Managing Director & Portfolio Manager

Paul Lesutis	Managing Director & Portfolio Manager

Henry Otto	Managing Director & Portfolio Manager

Steve Smith	Managing Director & Portfolio Manager

Adam Spector (non-voting)	Managing Director & Director of Marketing, Sales & Client Service

Steve Tonkovich	Managing Director & Portfolio Manager

Ed Trumpbour	Managing Director & Portfolio Manager

Ted Whitaker (non-voting)	Managing Director, International

THE BRANDYWINE SUBADVISORY AGREEMENT

The Brandywine Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the Brandywine Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Brandywine Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Brandywine Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the Brandywine Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Brandywine, are substantially similar to the subadvisory agreements in effect between the Advisor and each of Robeco, O’Shaughnessy, and Numeric.

The Brandywine Subadvisory Agreement provides that Brandywine, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio. Brandywine, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Brandywine’s allocated portion of the Fund’s assets. Brandywine also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Brandywine Subadvisory Agreement provides for Brandywine to be compensated based on the average daily net assets of the Fund allocated to Brandywine. Brandywine is compensated from the fees that the Advisor receives from the Fund. Brandywine generally will pay all expenses it incurs in connection with its activities under the Brandywine Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Brandywine Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or (ii) Brandywine, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, MIM recommended the appointment of Brandywine to serve as a subadvisor to the Fund after evaluating a number of other possible investment managers. The Advisor’s recommendation of Brandywine was based upon, among other factors: (i) the Advisor’s high degree of conviction in Brandywine’s team of investment professionals; (ii) the Advisor’s expectation that the addition of Brandywine would increase the consistency of the Fund’s excess returns, while providing lower downside volatility; and (iii) the Advisor’s opinion that Brandywine’s fundamental analysis would complement the Fund’s three other subadvisors, Robeco, O’Shaughnessy, and Numeric, combined with the proposed allocation of a portion of the Fund’s assets to Brandywine, would allow Brandywine to effectively complement those three subadvisors within the Fund and increase portfolio diversification.

At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Brandywine Subadvisory Agreement. In determining whether to approve the Brandywine Subadvisory Agreement, the Board considered the information received in advance of the Meeting, which included: (i) a copy of the form of the Brandywine’s Subadvisory Agreement; (ii) information regarding the process by which the Advisor selected Brandywine and recommended Brandywine for Board approval, and the Advisor’s rationale for recommending Brandywine; (iii) information regarding the nature, quality, and extent of the services that Brandywine would provide to the Fund; (iv) information regarding Brandywine’s reputation, investment management business, personnel, and operations; (v) information regarding Brandywine’s brokerage and trading policies and practices; (vi) information regarding the level of subadvisory fees to be charged by Brandywine; (vii) information regarding Brandywine’s compliance program; (viii) information regarding Brandywine’s historical performance returns managing investment mandates similar to the Fund’s investment mandate, and such performance compared to a relevant index; and (ix) information regarding Brandywine’s financial condition. The Board also considered the substance of discussions with representatives of the Advisor and Brandywine at the Meeting.

When considering the approval of the Brandywine Subadvisory Agreement, the Board reviewed and analyzed the factors that the Board deemed relevant with respect to Brandywine, including: the nature, quality, and extent of the services to be provided to the Fund by Brandywine; Brandywine’s management style and investment decision-making process; Brandywine’s historical performance record; the qualifications and experience of the investment professionals who will be responsible for the day-to-day management of Brandywine’s allocated portion of the Fund’s investment portfolio; and Brandywine’s staffing levels and overall resources. Additionally, the Board received advice from counsel intended to assist the Board in fulfilling its duties under the 1940 Act.

In examining the nature, quality, and extent of the services to be provided by Brandywine to the Fund, the Board considered: the specific investment management process to be employed by Brandywine in managing the allocated portion of assets of the Fund; the qualifications of Brandywine’s investment professionals with regard to implementing investment mandates similar to the Fund’s investment mandate; Brandywine’s overall favorable performance record as compared to a relevant benchmark; Brandywine’s infrastructure and whether it appeared to adequately support Brandywine’s investment strategy; and the Advisor’s review process and the Advisor’s favorable assessment as to the nature, quality, and extent of the subadvisory services expected to be provided by Brandywine. The Board concluded that the Fund and its shareholders would benefit from the quality and experience of Brandywine’s portfolio managers and other investment professionals. Based on the Board’s consideration and review of the foregoing information, the Board concluded that the nature, quality, and extent of the subadvisory services to be provided by Brandywine, as well as Brandywine’s ability to render such services based on its experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and supported a decision to approve the Brandywine Subadvisory Agreement.

Because Brandywine was a newly appointed subadvisor to the Fund, the Board, at the Meeting, could not consider Brandywine’s investment performance in managing the Fund as a factor in evaluating the Brandywine Subadvisory Agreement. However, the Board did review Brandywine’s historical performance record in managing or subadvising other investment companies and accounts that were comparable to the Fund. The Board compared this historical performance to a relevant benchmark and considered that Brandywine’s historical performance compared favorably to such benchmark. On this basis, the Board concluded that Brandywine’s historical performance record, when viewed together with the other factors considered by the Board, supported a decision to approve the Brandywine Subadvisory Agreement.

The Board carefully considered the proposed fees payable under the Brandywine Subadvisory Agreement. In this regard, the Board evaluated the compensation to be paid to Brandywine by the Advisor. The Board also considered comparisons of the fees that will be paid to Brandywine with the fees Brandywine charges to its other clients.

The Board also considered whether the fee schedule of Brandywine included breakpoints that would reduce Brandywine’s fees as the assets of the Fund allocated to Brandywine increased. The Board noted that Brandywine’s proposed subadvisory fee schedule did include breakpoints. The Board recalled the data presented by MIM, as required by the Exemptive Order, that illustrated that the hiring of Brandywine would have a slightly negative impact on the Advisor’s profitability in managing the Fund. Since the fees to be paid to Brandywine were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, Brandywine’s potential profitability was not considered relevant to the Independent Trustees’ deliberations. After evaluating the proposed fees, the Board concluded that the fees that would be paid to Brandywine by MIM with respect to the assets to be allocated to Brandywine appeared to be within a reasonable range in light of the nature, quality, and extent of the services to be provided.

The Board reviewed the form of the Brandywine Subadvisory Agreement. The Board considered that the Brandywine Subadvisory Agreement provided for the same range of services as the subadvisory agreements that were in place with the Fund’s other subadvisors, Robeco, O’Shaughnessy, and Numeric.

The Board also considered whether there were any ancillary benefits that may accrue to Brandywine as a result of Brandywine’s relationship with the Fund, concluding that the benefits that were expected to accrue to Brandywine by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and discussed their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and subadvisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being determinative, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded that the initial approval of the Brandywine Subadvisory Agreement was in the best interests of the Fund and its shareholders, and approved the Brandywine Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 200 Clarendon Street, Boston, Massachusetts 02116, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2011, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, Inc. (the “Distributor”), located at 301 Bellevue Parkway, Wilmington, Delaware 19809, is a Delaware corporation that is a subsidiary of BNY Mellon, and acts as the principal underwriter of each class of shares of the Fund pursuant to an Underwriting Agreement with the Trust. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2011, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of November 30, 2011, the Fund had 51,401,385.71 total shares outstanding, and MGI Collective Trust: MGI US Large Cap Value Portfolio held 42,225,362.94 shares, representing 82.15% of the Fund’s total shares outstanding, and MGI Canada US Large Cap Value Fund held 5,989,170.93 shares, representing 11.65% of the Fund’s total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-866-658-9896.